SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report - July 26, 2001
(Date of Earliest Event Reported)

Carpenter Technology Corporation
(Exact Name of Registrant as specified in its charter)

                Delaware                                          1-5828                                            23-0458500
    (State of Incorporation)                   (Commission File No.)                  (IRS Employer I.D. No.)

1047 North Park Road, Wyomissing, Pennsylvania, 19610-1339
(Address of principal executive offices)

Registrant's telephone number, including area code:  (610) 208-2000

Item 5. Other Events.

In a press release on July 26, 2001, Carpenter announced its fourth quarter and year-end earnings results for fiscal year 2001. The press release in its entirety is attached hereto as Exhibit 99. The Company said that the weakened U.S. manufacturing sector, high levels of stainless steel imports and sharply higher energy costs impacted these results. However, Carpenter was able to generate significant cash flow in fiscal year 2001.

Net income for the fourth quarter, before special charges and the effects from the adoption of the Securities and Exchange Commission's Staff Accounting Bulletin, Revenue Recognition in Financial Statements (SAB 101), was $9.5 million or $.40 per diluted share compared with net income of $18.5 million or $.80 per diluted share a year ago.

As previously announced, in the fourth quarter, Carpenter incurred an after-tax charge of $24.4 million related to the realignment of its Specialty Alloys Operations, the planned divestitures of certain Engineered Products Group businesses and a loss on the disposal of its Bridgeport, Connecticut site. Taking into account these special charges but before the adoption of SAB 101, the fourth quarter diluted loss per share was $(.69).

Net sales for fiscal year 2001, before the adoption of SAB 101, were $1.19 billion, up 7% from the $1.11 billion reported a year ago. Net income, before special charges, was $45.5 million or 15% less than the $53.3 million reported a year ago. Diluted earnings per share, before special charges, were $1.95 versus $2.31 for fiscal year 2000.

For fiscal year 2001, taking into account the special charges, net income was $21.1 million or $.88 per diluted share. Carpenter's fourth quarter and fiscal year diluted earnings per share, before special charges and the effects from the adoption of SAB 101, were in line with its revised guidance of $.37 to $.42 for the quarter and $1.92 to $1.97 for the fiscal year.

Item 7. Financial Statements and Exhibits.

(a) and (b) None.

(c) Exhibit:

Exhibit 99.      Press Release dated July 26, 2001.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:      July 27, 2001                                                  CARPENTER TECHNOLOGY CORPORATION
                                                                                                                        (Registrant)

                                                                                         By: /s/ John R. Welty
                                                                                                 Vice President, General Counsel and
                                                                                                Secretary

EXHIBIT INDEX

                                                                                                                                                Sequential
Exhibit                                                    Description                                                        Page Number

99.                                      Press release dated July 26, 2001

                                                             Investors:
                                                            Jaime Vasquez
                                                            (610) 208-2165
                                                            jvasquez@cartech.com

         Media:
         Katharine B. Marshall
         (610) 208-3034
         kmarshall@cartech.com

FOR IMMEDIATE RELEASE

CARPENTER TECHNOLOGY REPORTS
FOURTH QUARTER AND FISCAL YEAR-END RESULTS

Wyomissing, Pa., (July 26, 2001) - Carpenter Technology Corporation (NYSE:CRS) said today that the weakened U.S. manufacturing sector, high levels of stainless steel imports and sharply higher energy costs impacted fourth quarter and fiscal year results. However, Carpenter was able to generate significant cash flow in fiscal year 2001.

Before the effects of the adoption of the Securities and Exchange Commission's Staff Accounting Bulletin, Revenue Recognition in Financial Statements (SAB 101), comparable net sales for the fourth fiscal quarter ended June 30, 2001, were $307.9 million, or 1% lower than the $311.9 million for the same period a year ago. Although total sales declined, Carpenter did increase sales in key markets.

Net income for the fourth quarter, before special charges and the effects from the adoption of SAB 101, was $9.5 million or $.40 per diluted share compared with net income of $18.5 million or $.80 per diluted share a year ago.

As previously announced, in the fourth quarter, Carpenter incurred an after-tax charge of $24.4 million related to the realignment of its Specialty Alloys Operations (SAO), the planned divestitures of certain Engineered Products Group (EPG) businesses and a loss on the disposal of its Bridgeport, Conn. site. Taking into account these special charges but before the adoption of SAB 101, the fourth quarter diluted loss per share was $(.69).

Net sales for fiscal year 2001, before the adoption of SAB 101, were $1.19 billion, up 7% from the $1.11 billion reported a year ago. Net income, before special charges, was $45.5 million or 15% less than the $53.3 million reported a year ago. Diluted earnings per share, before special charges, were $1.95 versus $2.31 for fiscal year 2000.

For fiscal year 2001, taking into account the special charges, net income was $21.1 million or $.88 per diluted share.

Carpenter's fourth quarter and fiscal year diluted earnings per share, before special charges and the effects from the adoption of SAB 101, were in line with its revised guidance of $.37 to $.42 for the quarter and $1.92 to $1.97 for the fiscal year.

Dennis M. Draeger, chairman, president and chief executive officer, said, "Customers in several of our end-use markets continued to curtail production in order to work down inventories. Sluggish U.S. demand was compounded by the continuing high level of imports of stainless bar, rod and wire. These conditions, coupled with our own actions to reduce inventories, had an adverse impact on our operating performance in the quarter."

Despite the challenges in 2001, Draeger said there were several significant achievements made during the year, including:

    A favorable shift in product mix towards higher value materials as a result of a 19% increase in our aerospace, power generation and medical businesses. The growth in these areas, which now account for approximately 39% of our total sales, reflects the successful development and marketing of recently introduced alloys.

    A $28 million decrease in year-end inventory versus a year ago.

    Exceeding our $50 million goal of free cash flow generation. As a result, total debt was reduced by $60 million despite a difficult operating environment.

    Surpassing our SAO goal of generating 10% of sales from products introduced within the last five years. In fiscal year 2001, the company generated $110 million or 11.6% of sales from these recently commercialized products.

"Although we are disappointed by our financial results in 2001, our ability to increase sales in key markets and generate significant free cash flow serves to differentiate Carpenter from many of our competitors," Draeger said.

As announced during the fourth quarter, Carpenter began to implement a series of changes in its largest operating unit, SAO, that should set the foundation for improved performance through increased product and customer focus, greater flexibility and a lower cost structure. Carpenter also exceeded its objective of $20 million in cost saving initiatives in 2001 and expects to achieve similar savings in 2002.

SAB 101

During the fourth quarter of fiscal year 2001, the company adopted SAB 101 regarding revenue recognition in financial statements, effective July 1, 2000. The bulletin, when applied to language contained in the company's terms of sale, required the company to defer revenue until cash was collected, not when shipped, even though risk of loss passed to the buyer at the time of the shipment.

Adoption of SAB 101 had the effect of deferring into fiscal year 2001 certain sales previously recognized in fiscal year 2000. At the beginning of its fourth quarter of 2001, Carpenter modified its terms of sale, which resulted in revenue being recorded at the time of shipment rather than when cash was received.

As a result of adopting SAB 101, all revenues reported by quarter through

March 31, 2001 were deferred until cash was received. Results for the quarter ended June 30, 2001 include revenues from sales made in the quarter as well as collections on prior sales.

The restatement affected the quarterly distribution of earnings during the year but had no effect on total net income or earnings per share for fiscal year 2001.

		Quarter Ended June 30, 2001
	Quarter Ended June 30, 2000	Excl. SAB 101	Required Adjustment	Incl. SAB 101
Net sales	$311.9	$307.9	$133.6	$441.5
Net income, before special charges	$ 18.5	$ 9.5	$ 10.9	$ 20.4
Earnings per diluted share, before special charges	$ 0.80	$ 0.40	$ 0.49	$ 0.89
Special charges	--	$ (1.09)	--	$(1.09)
Earnings (loss) per diluted share	$ .80	$ (.69)	$ .49	$ (.20)

Year Ended June 30, 2001
	Year Ended June 30, 2000	Excl. SAB 101	Required Adjustment	Incl. SAB 101
Net sales	$1,109.1	$1,186.1	$138.0	$1,324.1
Net income, before special charges and cumulative effect of accounting change	$ 53.3	$ 45.5	$ 14.1	$ 59.6
Cumulative effect of accounting change	--	--	(14.1)	(14.1)
Net income before special charges	$ 53.3	$ 45.5	--	$ 45.5
Earnings per diluted share, before special charges	$ 2.31	$ 1.95	$ 0.0	$ 1.95
Special charges	--	$ (1.07)	--	$ (1.07)
Earnings per diluted share	$ 2.31	$ .88	--	$ .88

Fourth Quarter Performance - Excluding the Effects of SAB 101 and Special Charges

Sales of Carpenter's SAO decreased 2% in the fourth quarter primarily due to lower shipments to the automotive, certain consumer and industrial markets, but were partially offset by increased shipments of high temperature alloys to the aerospace and power generation markets. Dynamet had an 8% sales increase primarily due to increased demand for titanium alloys to the aerospace and medical markets. EPG generated a 3% sales increase on the strength of its ceramic core sales to the aerospace and power generation markets.

Gross margin of 20.5% was lower than the 22.5% for the fourth quarter of a year ago. Margins were negatively affected by a $4.9 million increase in energy costs and lower production volumes during the quarter versus a year ago. Lower raw material prices had a favorable impact on gross margins in the fourth quarter versus a year ago.

Fiscal Year Performance - Excluding the Effects of SAB 101 and Special Charges

Sales in each of Carpenter's operating units increased during the fiscal year compared with a year ago. SAO generated a 6% sales increase despite lower unit volume due to a favorable shift in its product mix. Including mix changes, the average price per pound sold during the year increased approximately 23% compared with a year ago. Sales at Dynamet increased 9% as it benefited from strong demand in the aerospace and medical markets. EPG generated a sales increase of 12% due to increased demand from the aerospace and power generation markets.

Gross margin for fiscal year 2001 of 22.0% was essentially flat compared with the gross margin of 22.2% a year ago. A 50% increase in energy costs during the most recently completed fiscal year and lower production volumes were partially offset by lower raw material costs.

Other Financial Highlights

Capital expenditures for fiscal year 2001 totaled $50.5 million as compared with $105.0 million a year ago. Free cash flow, which benefited from lower capital expenditures and a substantial reduction in inventories, was $52.7 million in fiscal year 2001.

Total debt at year-end was $522.7 million or $59.9 million lower than a year ago. The company's debt-to-total capital ratio declined to 44.6% at year-end from 47.1% a year ago.

Special Charges

On June 26, Carpenter announced a series of initiatives, including a realignment of SAO into business units designed to enhance its focus and responsiveness to customer needs, the planned divestiture of certain EPG businesses that no longer meet its strategic criteria for growth, and a reduction in work force. As a result, the company incurred a $19.8 million after-tax charge against earnings or $.87 per diluted share.

Also in the fourth quarter, the company reached a settlement with the Port Authority of Bridgeport, Conn., on the disposal of a former steel mill site owned by the company. As a result of the loss on the disposal of the property, Carpenter incurred a one-time, non-cash after-tax charge of $4.6 million or $.20 per diluted share.

Outlook

"We are anticipating that the first half of our fiscal year 2002 will continue to be challenging, as many customers in our end-use markets work down inventory and take a conservative approach towards production," Draeger said. "While our backlogs suggest that some key markets such as aerospace and power generation will continue to be strong, we are cautious about how quickly the other consumer and industrial markets will recover."

The company is encouraged by pending trade actions against the dumping of stainless steel products by certain foreign producers and, more recently, a request to the U.S. International Trade Commission by President Bush for an investigation into the injurious nature of steel imports. If successful, these trade actions will allow Carpenter and other U.S. steel manufacturers to compete more fairly in their domestic markets.

Carpenter expects earnings for fiscal year 2002 to be approximately $2.05 per diluted share. The estimate includes the effects from the anticipated adoption of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets (SFAS 142). The elimination of goodwill amortization, as required by SFAS 142, will increase 2002 diluted earnings per share by approximately $.28.

The earnings estimate also includes a pension credit of $.77 per diluted share. In fiscal 2001, the pension credit was $1.25. After taking into account the cost of other postretirement plans, the net pension credit for fiscal 2002 will be $.49 per diluted share versus $1.09 a year ago.

Based on continuing weakness in the U.S. manufacturing sector, Carpenter expects that 2002 first quarter diluted earnings per share will be in the range of $.10 - $.15. The estimate includes the effects of SFAS 142. Carpenter does expect that there will be a gradual improvement in the U.S. manufacturing sector during its fiscal year. Accordingly, Carpenter's 2002 quarterly earnings should reflect this trend.

The company is focused on maximizing returns on invested capital and cash flow generation, with a goal to generate approximately $40 million of free cash flow for fiscal year 2002. Based on this level of free cash flow, Carpenter expects to further reduce debt to approximately $480 million by year-end. As a result, Carpenter's debt-to-total capital ratio would be below 40%.

Carpenter plans to host a conference call and webcast on Thursday, July 26, at 10 a.m., EDT, to discuss the results of operations for the fourth quarter and fiscal year ended June 30, current business conditions and its outlook for fiscal year 2002.

Carpenter produces and distributes specialty materials, including stainless steels, titanium alloys, superalloys and various engineered products. Information about Carpenter can be found on the Internet at www.cartech.com, with selected products sold online at www.carpenterdirect.com.

Except for historical information, all other information in this news release consists of forward-looking statements within the meaning of the Private Securities Litigation Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ from those projected, anticipated or implied. The most significant of these uncertainties are described in Carpenter's

Form 10-K and Form 10-Q reports and exhibits to those reports. They include but are not limited to: 1) the cyclical nature of the specialty materials business and certain end-use markets, including aerospace, automotive and consumer durables, which are subject to changes in general economic and financial market conditions; 2) the ability of Carpenter to recoup increased costs of electricity, natural gas and raw materials, such as nickel, through increased prices and surcharges; 3) worldwide excess manufacturing capacity for certain alloys that Carpenter produces and fluctuations in currency exchange rates, resulting in increased competition and downward pricing pressure on certain Carpenter products; 4) the degrees of success of government trade actions; and 5) fluctuations in stock markets that could impact the valuation of the assets in Carpenter's pension trusts and the accounting for pension assets. Carpenter undertakes no obligation to update or revise any forward-looking statements.

CONSOLIDATED STATEMENT OF INCOME
(in Millions, Except per Share Data)
	Three Months Ended June 30		Year Ended June 30
	2001	2000	2001	2000
NET SALES	$441.5	$311.9	$1,324.1	$1,109.1
COSTS AND EXPENSES:
Cost of sales	360.3	241.8	1,039.3	862.7
Selling and administrative expenses	39.4	38.6	152.4	146.4
Interest expense	9.1	9.7	40.3	33.4
Special charge	36.0	--	36.0	--
Other (income) expense, net	0.7	(5.3)	(2.3)	(13.3)
	445.5	284.8	1,265.7	1,029.2
Income (loss) before income taxes and cumulative effect of accounting change	(4.0)	27.1	58.4	79.9
Income taxes	--	8.6	23.2	26.6
Income (loss) before cumulative effect of accounting change	(4.0)	18.5	35.2	$ 53.3
Cumulative effect of accounting change	--	--	(14.1)	--
NET INCOME (LOSS)	$ (4.0)	$ 18.5	$ 21.1	$ 53.3

EARNINGS PER COMMON SHARE:
Basic:
Income (loss) before cumulative effect of accounting change	$ (.20)	$ .81	$ 1.52	$ 2.35
Cumulative effect of accounting change	--	--	(.64)	--
Net income (loss)	$ (.20)	$ .81	$ .88	$ 2.35
Diluted:
Income (loss) before cumulative effect of accounting change	$ (.20)	$ .80	$ 1.50	$ 2.31
Cumulative effect of accounting change	--	--	(.62)	--
Net income	$ (.20)	$ .80	$ .88	$ 2.31
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
Basic	22.1	22.0	22.0	22.0
Diluted	22.1	22.8	22.9	22.8
Cash dividends per common share	$ .33	$ .33	$ 1.32	$ 1.32

Certain amounts for the three months and year ended June 30, 2000, have been reclassified due to the adoption of a new accounting standard relating to shipping and handling revenues and costs, effective July 1, 2000.

PRELIMINARY
CONSOLIDATED STATEMENT OF CASH FLOWS
(in Millions)
	Year Ended June 30
	2001	2000
OPERATIONS
Net income	$ 21.1	$ 53.3
Adjustments to reconcile net income to net cash provided from operations:
Depreciation	55.6	53.1
Amortization of intangible assets	16.9	15.2
Deferred income taxes	16.3	15.0
Pension and postretirement costs, net	(41.8)	(38.1)
Net (gain) loss on asset disposals	(1.5)	(5.2)
Special charge	37.6	--
Changes in working capital and other, net of acquisitions:
Receivables	(7.2)	(34.5)
Inventories	27.8	(16.7)
Accounts payable	(15.0)	35.9
Accrued current liabilities	(3.0)	(11.7)
Other, net	11.8	(3.9)
Net cash provided from operations	118.6	62.4
INVESTING ACTIVITIES
Purchases of plant, equipment and software	(50.5)	(105.0)
Proceeds from disposals of plant and equipment	15.3	13.4
Acquisitions of businesses, net of cash received	--	(7.0)
Net cash used for investing activities	(35.2)	(98.6)
NET CASH PROVIDED (USED) BEFORE FINANCING ACTIVITIES	83.4	(36.2)
FINANCING ACTIVITIES
Net change in short-term debt	(49.3)	78.5
Proceeds from issuance of long-term debt	--	7.6
Payments on long-term debt	(10.6)	(15.5)
Dividends paid	(30.7)	(30.8)
Proceeds from issuance of common stock	5.5	.4
Net cash provided from (used for) financing activities	(85.1)	40.2
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(1.7)	4.0
Cash and cash equivalents at beginning of year	9.5	5.5
Cash and cash equivalents at end of year	$ 7.8	$ 9.5

PRELIMINARY
CONSOLIDATED BALANCE SHEET
(in Millions)
	June 30 2001	June 30 2000
ASSETS
Current assets:
Cash and cash equivalents	$ 7.8	$ 9.5
Accounts receivable, net	193.8	187.0
Inventories	241.1	270.2
Other current assets	16.4	16.3
Total current assets	459.1	483.0
Property, plant and equipment, net	752.2	789.9
Prepaid pension cost	225.6	185.2
Goodwill, net	161.7	172.3
Other assets	92.9	115.5
Total assets	$1,691.5	$1,745.9

LIABILITIES
Current liabilities:
Short-term debt	$ 170.6	$ 219.9
Accounts payable	82.3	97.3
Accrued liabilities	63.9	61.2
Deferred income taxes	2.1	5.6
Current portion of long-term debt	25.2	10.4
Total current liabilities	344.1	394.4
Long-term debt, net of current portion	326.9	352.3
Accrued postretirement benefits	157.8	152.3
Deferred income taxes	177.8	158.0
Other liabilities	36.3	35.3

SHAREHOLDERS' EQUITY
Preferred stock	25.4	26.0
Common stock	116.3	115.4
Capital in excess of par value	196.7	192.2
Reinvested earnings	378.4	388.0
Common stock in treasury, at cost	(38.4)	(38.4)
Deferred compensation	(13.1)	(14.1)
Accumulated other comprehensive income	(16.7)	(15.5)
Total shareholders' equity	648.6	653.6
Total liabilities and shareholders' equity	$1,691.5	$1,745.9

PRELIMINARY
SEGMENT FINANCIAL DATA
(in Millions)
	Three Months Ended June 30		Year Ended June 30

	2001	2000	2001	2000
Net sales:
Specialty Metals	$402.4	$274.2	$1,178.5	$ 980.5
Engineered Products	39.4	38.4	147.2	131.6
Intersegment	(0.3)	(.7)	(1.6)	(3.0)
Consolidated net sales	$441.5	$311.9	$1,324.1	$1,109.1

Income (loss) before income taxes:
Specialty Metals	$ 25.4	$ 28.4	$ 94.7	$ 84.3
Engineered Products	(15.3)	3.3	(6.7)	7.1
Pension credit	12.0	11.4	47.9	45.7
Corporate costs	(17.4)	(6.9)	(39.8)	(26.3)
Consolidated EBIT	4.7	36.2	96.1	110.8
Interest expense	(9.1)	(9.7)	(40.3)	(33.4)
Interest income	0.4	0.6	2.6	2.5
Consolidated income (loss) before income taxes and cumulative effect of accounting change	$ (4.0)	$ 27.1	$ 58.4	$ 79.9

The sales amounts for the three months and year ended June 30, 2000, have been reclassified due to the adoption of a new accounting standard relating to shipping and handling revenues and costs, effective July 1, 2000.

Carpenter is organized on a product basis and managed in three segments: Specialty Alloys Operations (SAO), Titanium Alloys (Dynamet) and Engineered Products (EPG). For segment reporting purposes, the Specialty Alloys and Titanium Alloys segments are aggregated into one reportable segment called Specialty Metals because of the similarities in products, processes, customers and distribution methods.

The fiscal 2001 fourth quarter special charge is included in the following lines:

Specialty Metals	$ 9.6
Engineered Products	19.3
Corporate Costs	8.7
$ 37.6

PRELIMINARY
SUPPLEMENTAL INFORMATION
(Dollars in Millions, Except per Share Data)
	Year Ended June 30 2001(1)	Year Ended June 30 2000
Financial information:
Cash flow from operations	$118.6	$62.4
Working capital	$115.0	$88.6
Total debt	$522.7	$582.6
EBITDA(2)	$185.3	$181.7

Financial ratios:
Cash flow from operations per diluted share	$5.17	$2.74
Shareholders' equity per share	$29.43	$29.76
Return on sales	3.8%	4.8%
EBITDA(2) as a percent of sales	15.6%	16.4%
Return on average capital employed(3)	3.2%	4.0%
Return on average equity	6.9%	8.3%
Debt to capital employed(3)	38.7%	41.6%
Debt to total capital(4)	44.6%	47.1%
Accounts receivable days sales outstanding	55	52
Inventory turns (before LIFO)	2.3x	2.3x
Common dividends as a percent of net income (basic earnings per share)	66.7%	56.2%
Common dividends as a percent of cash flow from operations	25.5%	48.2%

Number of employees	5,889	5,910

 (1)    Full-year 2001 numbers are before a fourth quarter special charge of $37.6 million
          ($24.4 million after tax, or $1.07 per diluted share), and adoption of SAB 101.

      (2)    Earnings before interest expense, taxes, depreciation and amortization.

      (3)    Capital employed is defined as deferred taxes, total debt and shareholders' equity.

      (4)    Capital is defined as total debt and shareholders' equity.

For comparative purposes, certain amounts for the year ended June 30, 2000 have been reclassified, due to the adoption of a new accounting standard relating to shipping and handling revenues and costs, effective
July 1, 2000.